 Exhibit 99.7

CEO All Associate Message (Announcement Day)

November 16, 2020

I hope that you and your families are safe and healthy.

Today, I am excited to announce that HD Supply has entered into a definitive agreement to be acquired by The Home Depot, Inc. for $56 per share. The acquisition is expected to be completed during The Home Depot’s fiscal fourth quarter, which ends on January 31, 2021, subject to applicable regulatory approval and customary closing conditions.

As you know, last month we successfully completed Operation One2Two, a project dedicated to separating HD Supply and White Cap into two independent companies. Since first announcing Operation One2Two in September 2019, we have been fully committed to our future as a standalone, independent business.

Recently, The Home Depot approached our Board of Directors and delivered an offer to purchase HD Supply. After careful consideration by our board and Senior Leadership Team, we felt that entering into this definitive agreement was in the best interest of our associates, our customers and our shareholders.

This strategic acquisition presents a unique opportunity for HD Supply and The Home Depot to shape the Future of Maintenance, enabling us to share our strengths in order to deliver the safest, most dependable customer experience to the living space maintenance professional. Furthermore, this combination highlights your dedication to making HD Supply the highly respected and competitive business it is today. I hope each of you feel incredibly proud of this tremendous accomplishment.

HD Supply and The Home Depot share a mutual commitment to our associates, customers and communities, and I am truly excited for this opportunity to continue to create the best associate environment, customer experience and community enhancement.

Today, and as the transaction progresses, our single most important focus must be to safely serve each other and our customers. This is what we, as One Team, do best, and I have no doubt you will continue to step up and lead your teammates and customers through what has been a tremendously challenging year.

Our customers need us now more than ever, and we must commit daily to Executing with Excellence. Both HD Supply and The Home Depot will continue to operate as standalone companies until this transaction is closed and as such, we must continue to compete in our markets and operate business as usual.

CEO All Associate Message (Announcement Day)

Your leaders and I recognize that you do and will continue to have many questions about this announcement, and we are fully committed to sharing additional information as it is available.

Your leaders will be scheduling team calls throughout the day today to walk you through this announcement and answer your questions. In the meantime, please review the attached Associate FAQs as this document will answer many of your initial questions.

Thank you for your continued dedication to each other and our customers. Let’s stay safe and focused as we continue to charge forward towards our bright future!

Have a great week executing as One Team along our Path to Championship Growth.

All the best,

Joe DeAngelo

Chairman and CEO, HD Supply

Additional Information

Under the terms of the acquisition agreement, Coronado Acquisition Sub Inc., a subsidiary of The Home Depot, Inc., will commence a cash tender offer to purchase all of the outstanding shares of the Company’s common stock. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of the Company or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by The Home Depot, Inc. and Coronado Acquisition Sub Inc., and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by the Company. The offer to purchase common stock of the Company will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer that will be named in the tender offer statement on Schedule TO. Copies of the documents filed with the SEC by the Company, including the solicitation/recommendation statement on Schedule 14D-9, will be available free of charge on the Company’s internet website at https://ir.hdsupply.com/investors.

CEO All Associate Message (Announcement Day)

Forward-Looking Statements

This document, including the exhibits attached hereto and incorporated herein, contains forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. Generally, these statements may be identified by the use of words such as “expect,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These forward-looking statements are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the acquisition and related transactions, including, for example, the timing of the completion of the acquisition and the potential benefits of the acquisition , reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the acquisition; (ii) uncertainties as to how many Company stockholders will tender their shares in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that the Company will terminate the acquisition agreement to enter into an alternative transaction; (v) the possibility that various closing conditions for the transactions contemplated by the acquisition agreement may not be satisfied or waived; (vi) the risk that the acquisition agreement may be terminated in circumstances requiring the Company to pay a termination fee; (vii) the potential impact of the announcement or consummation of the proposed transactions on the Company’s relationships, including with employees, suppliers and customers; and (viii) the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2020 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer materials filed and to be filed by The Home Depot, Inc. and Coronado Acquisition Sub Inc. in connection with the tender offer and the solicitation/recommendation statement to be filed by the Company. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.